FOR IMMEDIATE RELEASE

              P&G CONFIDENT IN FISCAL 2002 OUTLOOK AND GROWTH PLAN

              LAFLEY TELLS ANALYSTS P&G IS DELIVERING COMMITMENTS,
                      MAKING CHOICES, POSITIONED FOR GROWTH


     NEW YORK, June 15, 2001 - A. G. Lafley, president and chief executive of The Procter & Gamble Company, today told securities analysts at a meeting in New York that it will meet its financial commitments for the year and expressed confidence that the company is taking the steps needed to compete and grow in the future.

Quarter, Fiscal Year 2002 Outlook
---------------------------------

     The company confirmed it expects to deliver core earnings for the fourth quarter in line with current estimates. It expects operating profits to grow at least in mid-single digits and sales to grow in the low single digits excluding foreign exchange impact. For the full fiscal year, sales excluding foreign exchange impact will be up low single digits, with core earnings per share in line with the current range of estimates.

     "Job one was to get P&G's business growing again, and we're doing that," said Lafley. "We will end the year with three consecutive quarters of core earnings and earnings per share growth. We are getting costs and cash under control, and are now building share on most of our big brands in the U.S."

     Lafley continued, "I am confident in P&G's ability to compete and grow in the future. We're delivering on our commitments, making tough, strategic choices to focus on core categories, big brands and countries, and big new opportunities, and we've set reasonable long-term growth goals."

     In the past year, the company announced plans to establish a new LLC with The Coca Cola Company to make and market snacks and juice beverages, buy Clairol(R), sell or swap Jif(R) and Crisco(R), and divest a number of non-core brands that did not fit strategically.

     For fiscal 2002, P&G said it remains comfortable with the guidance provided earlier. Core earnings per share are expected to grow at a rate that exceeds this fiscal year's growth, but not yet at the company's double-digit earnings growth target. Sales, excluding foreign exchange impact, should grow at a rate faster than the current year but not yet at the company's long term growth target of 4-6%. Volume will be up in the low single digits. Foreign exchange is expected to negatively affect top-line growth by about 1%; however, continued currency volatility makes it difficult to predict. The estimates exclude any impact on results from the Clairol acquisition, the planned LLC with The Coca Cola Company, the Crisco/Jif divestiture or any accounting changes associated with goodwill.

Strategic Choices
-----------------

Lafley outlined the strategic choices required to accelerate P&G's growth.

     . Focus on core categories--baby care, laundry, feminine care and hair care. These are categories where P&G is #1 in global sales and market share, and where the company can consistently grow earnings at double-digit rates.

     . Develop faster growing, higher margin, more asset-efficient businesses with global leadership potential like personal beauty care and health care. These higher return businesses, including brands like Olay(R), Actonel(R) and Crest(R), hold potential to be tomorrow's leaders.

     . Focus on top countries and customers for growth. Growth will come primarily from developed markets for the next few years, with developing markets making an increasing contribution over time.

          Lafley emphasized plans to get its business in Western Europe growing again. Efforts will be focused on core categories, big customers and big countries--UK, Germany, France, Italy and Spain. "We are not where we need to be in Western Europe, but we have the right leadership and the right strategies and action plans in place to drive stronger, more profitable growth," Lafley said.

     "We're focusing on our big brands, both the ones that are big today and the ones with potential to be big in the future," Lafley continued. "We're shifting our mix to categories with higher growth, higher margins. We're focusing on big countries in both developed and developing markets. And we're focusing on our biggest global customers. All these choices form a solid platform for both top and bottom line growth."

Organization 2005 Restructuring
-------------------------------

     The company provided an update on its Organization 2005 restructuring program, initiated in June 1999 to streamline the company's operating structure and accelerate top line growth.

     The company said the initial program remains on track versus expectations for both costs and savings. An expansion of the program announced in March of this year covers a significant reduction in enrollment, and portfolio choices to scale back or discontinue under-performing businesses and initiatives. The company said it expected the enrollment reductions to result in charges of $1.4 billion, with $600-700 million in after tax savings by fiscal 2004. The majority of the charges and about one third of the annual after tax savings are expected to occur next year.

     The anticipated charge for the portfolio choices portion of the program is about $900 million, somewhat higher than the $400-800 million range indicated in March. The company said the increase results from not getting full tax relief in many developing countries. Roughly two thirds of the projects are in fabric & home care and paper; most of the balance is in health and beauty care. About $650 million relates to asset write-downs and other non-cash charges. Only $250 million is cash. This is expected to yield cash savings of about $100 million annually beginning fiscal 2002. Projects include:

     . In fabric & home care, P&G is modifying its initiative plans and rationalizing capacity in laundry worldwide, including tablet capacity and laundry powder capacity in developing markets.

     . In paper, P&G will further rationalize capacity in baby care and feminine care, and scale back in some developing tissue and towel markets to focus on North America and building a success model in Western Europe.

     . In health & beauty care, plans include the phase out of Olay cosmetics to focus on the successful, profitable Cover Girl(R) and Max Factor(R) businesses, and scale back of Secret(R) in Western Europe.

     For the April-June 2001 quarter, the company expects restructuring charges to total $1.2 billion after tax. This includes $200 million from the initial program, $200 million from the enrollment reductions portion of the expanded program, and $800 million from the scaling back and discontinuation of under-performing businesses. This will result in a loss in reported net earnings for the quarter.

     Commenting on the restructuring reserve, Lafley said, "We must put tough issues behind us. We've raised the bar on success criteria and financial performance. We are not going to be as patient as we have been in the past. We simply must focus our people and capital where they can generate the greatest returns for shareholders."

     All statements, other than statements of historical fact included in this news release, are forward looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. In addition to the risks and uncertainties noted in this news release, there are certain factors that could cause results to differ materially from those anticipated by some of the statements made. These include achievement of the business unit volume and income growth projections, the achievement of the Company's cost containment goals, the timely divestiture of assets within the Company's ongoing minor brand divestiture program, the timely closing of the Clairol transaction, the successful integration of the Clairol business, the finalization of definitive agreements with The Coca-Cola Company, and successful business implementation with respect to the proposed LLC as well as factors listed in Management's Discussion and Analysis of Financial Condition and Results of Operations in the Company's most recently filed Forms 10-K and 8-Ks.

     Procter & Gamble markets approximately 300 brands to nearly five billion consumers in over 140 countries. These brands include Tide(R), Ariel(R), Crest(R), Pantene Pro-V(R), Always(R), Whisper(R), Pringles(R), Pampers(R), Olay(R), Iams(R) and Vicks(R). Based in Cincinnati, Ohio, USA, P&G has on-the-ground operations in over 70 countries. For more information on P&G and its products, please visit our worldwide website at http://www.pg.com.

                                #    #    #

Summary  table attached
P&G Contact:
Tom Millikin      (513)-983-8248






                                   PROCTER & GAMBLE RESTRUCTURING PROGRAM


(After tax dollars in billions)


                                         ACTUAL                             ESTIMATED
                                  ----------------------           -----------------------------

RESTRUCTURING                     FY      `99       `00            `01        `02        `03/'04        Total
-------------                             ---       ---            ---        ---        -------        -----
CHARGES
-------

Initial Program (6/99)                    $0.4      $0.7           $0.5       $0.3       $0.2           $2.1

Expanded Program (3/01)
  Enrollment Reductions                     --        --           $0.2       $1.0       $0.2           $1.4
  Under-performing
    Businesses/Assets                       --        --           $0.8       $0.1         --           $0.9
                                          -----     -----          -----      -----      -----          -----
TOTAL                                     $0.4      $0.7           $1.5       $1.4       $0.4           $4.4


AFTER-TAX SAVINGS                 FY      `99       `00            `01        `02        `03/'04        Total
-----------------                         ---       ---            ---        ---        -------        -----

Initial Program                             --      $0.1           $0.2       $0.3       $0.6           $1.2

Expanded Program
  Enrollment Reductions                     --        --           $0.1       $0.2       $0.3-0.4       $0.6-0.7
  Under-performing
    Businesses/Assets                       --        --           $0.1         --         --           $0.1
                                          -----     -----          -----      -----      -----          -----
TOTAL                                       --      $0.1           $0.4       $0.5       $0.9-1.0       ~$2.0